Simmons Company
Reports First Quarter 2009 Results

•	Quarterly Adjusted EBITDA Increases 7% Over Prior Year

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ATLANTA, July 1, 2009 – Simmons Company (“Company” or “Simmons”), the holding company for Simmons Bedding Company (“Simmons Bedding”), a leading manufacturer of premium-branded bedding products, today released operating results for the first quarter of 2009.

"The first quarter of 2009 remained a difficult retail environment for the mattress industry,” said Simmons President and Chief Operating Officer Stephen G. Fendrich.  "While our sales performance was in line with our expectations, it was our cost reduction efforts that highlighted our performance.

"We have significantly reduced our cost structure over the past year and I am very proud of how the team at Simmons has performed in very tough circumstances," added Fendrich.  "Increasing Adjusted EBITDA over what was a very good first quarter a year ago took extraordinary discipline in all areas of our business.  We remain focused on providing the most relevant products for our customers and we will continue to develop new products to help make our dealers more successful.  I am particularly pleased with the launch of our new BeautySleep® line as well as the relaunch of the newest Beautyrest Black® line, both of which were introduced in the first quarter."

Results for the Fiscal Quarter Ended March 28, 2009
For the first quarter of 2009, net sales decreased 19.6% to $222.6 million compared to $276.9 million for the same period last year.  Domestic segment net sales decreased $41.4 million, or 16.9%, to $203.6 million (includes $3.0 million of inter-segment net sales) compared to the same period of 2008.  The domestic segment sales decline was primarily attributable to a decrease in conventional bedding unit volume of 18.2%, which was partially offset by an increase in conventional bedding average unit selling price (“AUSP”) of 1.0%.  In comparison, the International Sleep Products Association’s “Barometer” of leading mattress manufacturers reported a sales dollar decline of 17.0%, attributable to decreases in conventional bedding unit volume and AUSP of 14.8% and 2.5%, respectively. Gross profit for the first quarter of 2009 was $94.9 million, or 42.6% of net sales, compared to $109.7 million, or 39.6% of net sales, for the same period of 2008.  For the first quarter of 2009, Adjusted EBITDA (see the Supplemental Information to this press release) was $35.3 million, or 15.9% of net sales, compared to $33.0 million, or 11.9% of net sales for the same period of 2008.  For the first quarter of 2009, Simmons had operating income of $18.8 million compared to operating income of $22.1 million for the same period last year.  First quarter of 2009 operating income was negatively impacted by financial restructuring charges aggregating $7.4 million.  Simmons’s net loss was $3.2 million for the first quarter of 2009, compared to net income of $2.5 million for the same period in 2008.

Status of Financial Restructuring
On June 30, 2009, Simmons announced it had reached agreements with the majorities of both its senior bank lenders and holders of its $200.0 million 7.875% senior subordinated notes as required to amend the current forbearance agreements to extend the forbearance periods from June 30, 2009 to August 14, 2009.  The extension under the senior bank lenders agreement is subject to meeting certain conditions on or before July 31, 2009.

About Simmons Company
Atlanta-based Simmons Company, through its indirect subsidiary Simmons Bedding Company, is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest®, Beautyrest Black®, Beautyrest Studio™, ComforPedic by Simmons™, Natural Care®, Beautyrest Beginnings™, BeautySleep® and Deep Sleep®. Simmons Bedding Company operates 19 conventional bedding manufacturing facilities and two juvenile bedding manufacturing facilities across the United States, Canada and Puerto Rico. Simmons also serves as a key supplier of beds to many of the world’s leading hotel groups and resort properties.  Simmons is committed to developing superior mattresses and promoting a higher quality sleep for consumers around the world.  For more information, visit the Company's website at www.simmons.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements that reflect our current views about future events and financial performance.  Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements.  The forward-looking statements in this press release speak only as of the date of this press release.  These forward-looking statements are expressed in good faith and Simmons believes there is a reasonable basis for them.  However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Simmons’s expectations.  These factors include, but are not limited to: (i) compliance with covenants in, and any defaults under, our debt agreements or instruments; (ii) our ability to (a) comply with the terms of the forbearance agreements, including meeting certain conditions contained therein that require continued progress in our restructuring efforts, (b) obtain further extensions to the forbearance periods, or (c) develop and implement a restructuring on acceptable terms, on a timely basis or at all; (iii) compliance by the lenders and note holders with the terms of the forbearance agreements; (iv) increased cost of credit and associated fees resulting from the forbearance extensions and any waiver or modification of the senior credit facility by the lenders or any waiver or modification of the Subordinated Notes or other indebtedness; (v) Simmons Bedding being required to immediately repay all amounts outstanding under the senior credit facility resulting from the noncompliance with the covenants thereunder or otherwise being in default under its debt which could in turn result in a default under the indebtedness of Simmons Bedding, Simmons Company or Simmons Holdco or could result in a bankruptcy filing by or against us or any of our affiliates and have an adverse impact the value of our and our affiliate’s debt and equity securities; (vi) the potential adverse impact of any restructuring or any related pre-arranged or voluntary bankruptcy filing on our business, financial condition, liquidity, results of operations and the value of our and our affiliate’s debt and equity securities; (vii) interest rate and credit market risks; (viii) competitive pressures in the bedding industry; (ix) general economic and industry conditions; (x) the success of our new products and the future costs to rollout such products; (xi) legal and regulatory requirements; (xii) our relationships with and viability of our suppliers, significant customers and licensees; (xiii) fluctuations in our costs of raw materials and energy prices; (xiv) our ability to hold or increase prices on our products and the related effect on our unit sales; (xv) an increase in our return rates and warranty claims; (xvi) our labor relations; (xvii) encroachments on our intellectual property; (xviii) our product liability, intellectual property and other litigation claims; (xix) our level of indebtedness; (xx) foreign currency exchange rate risks; (xxi) our future acquisitions; (xxii) our ability to achieve the expected benefits from any personnel realignments; (xxiii) higher bad debt expense as a result of increased customer bankruptcies due to instability in the economy and slowing consumer spending; (xxiv) our ability to maintain sufficient liquidity to operate its business; and (xxv) other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.  We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

-tables follow-

Simmons Company and Subsidiaries
Condensed Historical Consolidated Statements of Operations
(in thousands)

	Quarters Ended

	March 28,	March 29,
	2009	2008
Net sales	$222,567	$276,881
Cost of products sold	127,671	167,207
Gross profit	94,896	109,674

Operating expenses:
Selling, general and administrative expenses	76,708	88,551
Amortization of intangibles	1,541	1,589
Licensing revenues	(2,123)	(2,568)
	76,126	87,572
Operating income	18,770	22,102
Interest expense	22,820	17,946
Interest income	(6)	(131)
Income (loss) before income taxes	(4,044)	4,287
Income tax expense (benefit)	(823)	1,772
Net income (loss)	$(3,221)	$2,515

Adjusted EBITDA (a)	$35,279	$32,981

See Notes to Condensed Historical Financial Data.

Simmons Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	March 28,	December 27,
	2009	2008	*
Assets
Current assets:
Cash and cash equivalents	$52,593	$54,930
Accounts receivable, net	92,291	95,932
Inventories	30,957	31,838
Other current assets	35,886	34,786
Total current assets	211,727	217,486

Property, plant and equipment, net	82,233	86,492
Goodwill, net	227,847	228,325
Intangible assets, net	338,095	340,471
Other assets	15,783	18,023
Total assets	$875,685	$890,797

Liabilities and Stockholder's Deficit
Current liabilities:
Current maturities of debt	981,298	$975,152
Accounts payable	37,212	50,064
Accrued expenses	75,623	77,997
Total current liabilities	1,094,133	1,103,213

Long-term debt	12,982	13,036
Deferred income taxes	97,929	98,761
Other non-current liabilities	37,697	38,114
Total liabilities	1,242,741	1,253,124

Stockholder's deficit	(367,056)	(362,327)
Total liabilities and stockholder's deficit	$875,685	$890,797

* Derived from the Company's audited consolidated financial statements
See Notes to Condensed Historical Financial Data.

Simmons Company and Subsidiaries
Notes to Unaudited Condensed Historical Financial Data

a)  Adjusted EBITDA (as defined in Simmons Bedding's senior credit facility) differs from the term "EBITDA" as it is commonly used.  In addition to adjusting net income (loss) to exclude interest expense, income taxes, depreciation and amortization and impairment charges, Adjusted EBITDA as we interpret the definition also adjusts net income (loss) by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as management fees, reorganization expenses, ERP system implementation costs and other unusual or non-recurring charges or credits.  Adjusted EBITDA is presented because it is a material component of the covenants contained within Simmons Bedding's credit agreements and a measure used by management to determine operating performance.  Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by accounting principles generally accepted in the United States and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.  Below is a reconciliation of net income (loss) to Adjusted EBITDA:

	Quarters Ended
	March 28,	March 29,
	2009	2008
Net income (loss)	$(3,221)	$2,515
Depreciation and amortization	7,965	8,216
Income tax expense (benefit)	(823)	1,772
Interest expense	22,820	17,946

EBITDA	26,741	30,449

Financial reorganization charges	7,350	-
Product regulatory compliance	217	-
Loss (gain) on foreign currency transactions	476	(201)
Management fees	450	488
Operational reorganization charges	-	833
ERP system implementation costs	-	482
Non-recurring professional service fees	-	408
Transaction related expenditures including integration costs	-	107
Other	45	415

Adjusted EBITDA	$35,279	$32,981